Exhibit 99.1

NASDAQ: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Adopts Rule 10b5-1 Plan in Conjunction with Share Repurchase Program

ENGLEWOOD CLIFFS, N.J., March 9, 2012 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced that its board of directors has approved the repurchase of up to $20,000,000 of the Company’s common stock, which is effective through March 11, 2013. This share repurchase authorization supersedes the authorization to repurchase shares adopted in June 2011, pursuant to which the Company purchased approximately 59,000 shares of its common stock for an aggregate purchase price of approximately $455,000. The Company also replaced its previously adopted discretionary share repurchase plan with a Rule 10b5-1 plan for the purpose of repurchasing the Company’s common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. No further repurchases will be made under the discretionary repurchase plan and accordingly, the Company may purchase up to $20,000,000 shares under the new Rule 10b5-1 plan.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. The Company may terminate the plan at any time.

About Asta Funding

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com .

Important Information about Forward-Looking Statements:

Important Information about Forward-Looking Statements: All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The most significant of such risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission.. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.